Exhibit 99.3

LETTER TO COMPANY EMPLOYEES

Dear Turning Point team:

Today is a significant day for Turning Point Therapeutics. A few minutes ago, we announced that Bristol Myers Squibb intends to acquire our company for approximately $4.1 billion, or $76.00 per share. Bristol Myers Squibb’s offer is a testament to the value you have all created through your unrelenting dedication and commitment to our company and to the patients we serve, as well as the tremendous potential our clinical and preclinical therapies and development candidates have for people living with cancer. A copy of the press release announcing the transaction can be found here.

We believe that this is the ideal next step and best path forward to continue to achieve our vision to be a leader in precision oncology. Bristol Myers Squibb is a recognized oncology leader and we are confident in their ability to deliver on our pipeline. The transaction will allow us to leverage their scale, resources and capabilities.

In terms of next steps, we expect the transaction to close in the third quarter of 2022, subject to satisfaction of customary conditions and regulatory approvals. In the interim, while we will work with Bristol Myers Squibb on certain high-level transition planning matters, Turning Point Therapeutics will continue to operate independently, and we will continue to stay focused on our daily responsibilities and business as usual. As such, today’s announcement will not impact our day-to-day activities, and it’s imperative that we all remain focused on our commitments with respect to our clinical development activities and the ongoing work to further our discovery pipeline for the benefit of patients.

As you can imagine, this announcement is likely to generate increased amounts of inquiries regarding our company and the proposed transaction. Since it is important that we speak with one voice, please forward all investor or media calls related to this transaction to Adam Levy, SVP, Investor Relations at adam.levy@tptherapeutics.com.

As always, I want to thank you for your continued commitment to achieving our vision here at Turning Point Therapeutics. Our unwavering commitment to developing novel targeted therapies to address unmet medical needs is what has made this tremendous opportunity possible.

We will hold a company-wide meeting this morning at 8:30 a.m. PT to share some additional details with you surrounding the transaction. I expect that you have a lot of questions, and although we do not yet have all of the answers in place, we will provide you with as much information as we can. To further that goal, we have prepared a document addressing what we anticipate will be frequently asked questions, which is attached to this email. Thank you for your continued commitment and dedication to Turning Point Therapeutics.

With gratitude,

Athena

Important Information about the Tender Offer

The tender offer referenced in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of Turning Point Therapeutics, nor is it a substitute for the tender offer materials that Rhumba Merger Sub Inc. will file with the SEC upon commencement of the tender offer. The solicitation of an offer to sell and the offer to buy shares of Turning Point Therapeutics’ common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Rhumba Merger Sub Inc., a wholly owned subsidiary of Bristol Myers Squibb, intends to file with the Securities and Exchange Commission (the “SEC”). In addition, Turning Point Therapeutics will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

LETTER TO COMPANY EMPLOYEES

Turning Point Therapeutics stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Turning Point Therapeutics on Schedule 14D-9 and any amendments or supplements thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Once filed, investors will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Turning Point Therapeutics on Schedule 14D-9 and related offer materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Turning Point Therapeutics under the “Investors” section of Turning Point Therapeutics’ website at tptherapeutics.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by Bristol Myers Squibb and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of June 2, 2022 by and among the Company, Rhumba Merger Sub, Inc., and Bristol Myers Squibb (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of numerous risks and uncertainties including with respect to the timing of the tender offer and the subsequent merger; the number of shares of the Company’s common stock that will be tendered in the tender offer; legal proceedings that may be instituted related to the Merger Agreement; any competing offers or acquisition proposals; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; and the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts the Company’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the SEC from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q. The Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, the Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking information or statements.